Exhibit 10.1

June 30, 2016

Michael Lewis, Ph.D.

Bio Diligence Partners Inc.

This letter shall serve as an eleventh amendment to the Services Agreement dated July 2, 2004. It is hereby agreed to extend the Agreement from July 1, 2016 to July 1, 2017. Compensation described in Exhibit A of the Agreement, as previously amended, will continue at the rate of $157,500.00 per annum and paid on a monthly basis. The reimbursement for 70% of the health insurance cost for consultant shall continue, paid quarterly.

All other sections of the Agreement continue as written.

Cara Therapeutics, Inc.

By:	/s/ Derek Chalmers
Name:	Derek Chalmers, Ph.D., D.Sc.
Title:	President & CEO

Bio Diligence Partners, Inc.

By:	/s/ Michael Lewis
Name:	Michael Lewis, Ph.D.
Title:	President